EXHIBIT 10(xxxvi)

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and among Crescent Financial Corporation (the “Company”), a North Carolina corporation, Crescent State Bank (the “Bank”), a North Carolina-chartered bank, and Michael G. Carlton (the “Executive”) on this 23rd day of February, 2011 to be effective as of the Effective Date (as defined herein).

Executive is currently employed by the Company and the Bank pursuant to the terms of that certain employment agreement dated September 10, 2008, by and among the Company, the Bank and the Executive, as amended December 31, 2010 and as modified January 1, 2009 (collectively, with such amendments and modifications, the “Existing Employment Agreement”).

The parties desire to enter into this Agreement to address exclusively the terms and conditions of the Executive’s continuing employment with the Company and Bank immediately following the closing of the transaction (the “Effective Date”) contemplated by that certain Investment Agreement (the “Investment Agreement”) among Piedmont Community Bank Holdings, Inc., the Company and the Bank (the “Transaction”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.  Term.  Subject to, and conditioned upon, the closing of the Transaction, the Company and Bank will employ Executive, and Executive accepts employment with the Company and Bank, upon the terms and conditions set forth in this Agreement, for the period beginning on the Effective Date, and ending on the earlier of the third anniversary of the Effective Date or as provided in Section 4 (the “Employment Period”).  On each anniversary of the Effective Date, the Employment Period shall be extended automatically by twelve (12) months so that as of any such anniversary, the Employment Period shall be thirty-six (36) months in duration.  Notwithstanding the foregoing, the Company, the Bank, or the Executive, as applicable, may give written notice to the other of its or his intent not to extend the Employment Period with such written notice to be given not less than ninety (90) days prior to the end of an anniversary of the Effective Date.  In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Employment Period then in effect, subject to earlier termination as provided in Section 4 hereof.  In the event that either party has given written notice of non-extension, and the Executive’s employment with the Company and Bank nevertheless continues after the expiration of the Employment Period, such post-expiration employment shall be “at-will” and either Executive or the Company and/or Bank, as applicable, may terminate such employment with or without notice and for any reason or no reason.

Section 2.  Position and Duties.  During the Employment Period, Executive will serve as the President and Chief Executive Officer of the Bank, reporting directly to the Board of Directors of the Bank (“Board”), and as the President of the Company, reporting directly to the Chief Executive Officer of the Company.  With respect to his employment by the Bank, Executive will have duties as assigned by the Board that are consistent with the duties of the positions of president and chief executive officer of a community bank.  Similarly, with respect to his employment by the Company, Executive will have duties as assigned by the Chief Executive Officer of the Company that are consistent with the duties of the position of president of a bank holding company.  Executive will devote his best efforts and all of his business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Bank and its Affiliates.  Executive will perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner in accordance with the Bank’s policies and applicable law.  For purposes of this Agreement, “Affiliate” means, with respect to any specified individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity (“Person”), at any time, each Person, directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person at such time.

Section 3.  Salary and Benefits.

(a)           Salary.  During the Employment Period, the Bank will pay Executive a salary (“Salary”) at a rate of at least Three Hundred Twenty Thousand Dollars ($320,000) per annum as compensation for all services as an officer, employee and, if applicable, director of the Bank and any Affiliate of the Bank.  The Executive’s Salary shall be reviewed by the Board at least annually for an increase, if any, as determined by the Board in its sole discretion, based on its evaluation of the Executive’s performance.  Salary will be payable in regular installments in accordance with the general payroll practices of the Bank (but payable no less frequently than monthly).

(b)           Bonus.  For each calendar year (or portion thereof) during the Employment Period (each, a “Bonus Year”), Executive will be eligible to receive a performance bonus (“Bonus”) of up to two (2) times Salary, based on the Bank’s achievement of performance measures.  The specific performance measures for each Bonus Year during the Employment Period will be determined by the Board, in its sole discretion, as advised by the Compensation Committee of the Board.  The determination whether the Executive has achieved the performance measures for each Bonus Year, the amount of the Bonus to be awarded for each Bonus Year, and the terms and conditions applicable to payment of the Bonus from year to year (including, but not limited to, conditioning payment of the Bonus on the completion of the audit of the Bank or the Company, as applicable) will be determined by the Board, in its sole discretion, as advised by the Compensation Committee.  Except as the Board may otherwise expressly determine in writing, Executive must be employed by the Bank on the date a Bonus is paid for any Bonus Year as a condition to its receipt.

(c)           Salary Continuation Agreement.  Executive consents to the freezing of benefit accruals under the Second Amended Salary Continuation Agreement, dated September 10, 2008, and as amended from time to time, between the Bank and Executive (as amended, the “Salary Continuation Agreement”) as of April 30, 2011.  If, as of the Effective Date, the Salary Continuation Agreement has not been terminated or if benefits due under the Salary Continuation Agreement have not been fully paid, the Bank shall take such action as soon as practicable, but in no event later than thirty (30) days after the Effective Date, to terminate, if necessary, the Salary Continuation Agreement and to pay the Accrual Balance (as defined in the Salary Continuation Agreement and determined as of April 30, 2011) to the Executive in a lump sum; provided, however, that no benefits shall be paid in a manner or at a time that would cause the Executive’s benefits under the Salary Continuation Agreement to be subject to the imposition of tax on the Executive under Section 409A of the Internal Revenue Code of 1986 and applicable rules and regulations thereunder (the “Code”).

(d)           Automobile.  The Bank shall provide the Executive with the use of an automobile selected by the Executive and approved by the Chief Executive Officer of the Company.  The automobile in use as of the Effective Date will be replaced no earlier than the third anniversary of the Effective Date and at the conclusion of every three (3)-year period thereafter.  The Bank shall be responsible for all automobile expenses (including adequate insurance), repairs and maintenance thereof; provided, however, the Executive shall be responsible for gas and oil expense for travel not related to the business of the Bank.  The Bank shall obtain and maintain adequate insurance coverage on the automobile.  Not less frequently than once annually, the Executive will make a good faith allocation between business and personal use of such vehicle as required by the Internal Revenue Service guidelines and shall be responsible for taxes associated with personal use of the automobile.  At the termination of the Agreement, the Executive shall be entitled to retain the automobile then being provided to the Executive.

(e)           Benefits.  During the Employment Period, Executive will be entitled to those benefits to which senior executives of the Bank become entitled under benefit plans and programs approved by the Board (collectively, the “Benefits”), including any medical, dental, disability, life insurance and/or 401(k) plans, subject to all of the terms of such benefit plans applicable to any such Benefits.

(f)           Reimbursement of Business Expenses.  During the Employment Period, the Bank will reimburse Executive for all reasonable out-of-pocket expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Bank’s policies in effect from time to time with respect to travel, entertainment and other business expenses, including, but not limited to, monthly dues associated with the Executive’s membership in a country club or civic clubs for which such dues reimbursements have been approved by the Board, subject to the Bank’s requirements with respect to reporting and documentation of such expenses.  All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Employment Period to be eligible for reimbursement.  Any in-kind benefits provided pursuant to this subsection 3(f) must be provided by the Bank during the Employment Period.  The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year.  Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

(g)           Withholdings and Deductions.  All payments made under this Agreement by the Bank or, as applicable, the Company shall be subject to all required federal, state and local withholdings and such deductions as Executive may instruct the Bank to take that are authorized by applicable law.

(h)           Apportionment of Obligations.  The obligations for the payment of the amounts otherwise payable pursuant to this Section 3 and in Sections 4 and/or 5 may be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion.  Any payment of such obligations by the Company directly to the Executive shall extinguish the Bank’s obligations to the extent of such payments.  The satisfaction of the obligations in this Section 3 and Sections 4 and/or 5 shall be subject to any approvals or non-objections from, and any conditions or restrictions imposed by, any regulator of the Company and the Bank.

(i)           Clawback of Incentive Compensation.  The Executive agrees to repay any incentive compensation previously paid or otherwise made available to him that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company or any Affiliate are then traded) where such incentive compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Bank or any Affiliate.  The Executive agrees to return promptly any such incentive compensation identified by the Bank.  If the Executive fails to return such incentive compensation promptly, the Executive agrees that the amount of such incentive compensation may be deducted from any and all other compensation owed to the Executive by the Bank or any Affiliate.  The Executive acknowledges that the Bank may take appropriate disciplinary action (up to, and including, termination of employment) if the Executive fails to return such incentive compensation.  The provisions of this subsection 3(i) shall be modified to the extent, and remain in effect for the period, required by applicable law.

(j)           Restricted Stock Agreement.  Executive currently has been awarded 15,000 shares of the Company’s common stock pursuant to that certain Restricted Stock Agreement made and entered into on April 27, 2010 (the “Restricted Stock Agreement”).  The “TARP Forfeiture Restrictions” in paragraph 3b of the Restricted Stock Agreement shall cease to apply on the day after the Effective Date.

(k)           Endorsement Split Dollar Agreement.  That certain Endorsement Split Dollar Agreement between Executive and the Bank dated October 1, 2003, and the related insurance policy, shall remain in full force and effect during the Employment Period and shall not be amended or terminated without the express written consent of Executive.

(l)           Retention Payments.  If Executive continues to be employed by the Bank on the sixtieth (60th) day following the Effective Date (of the Transaction), the Bank shall make or cause to be made a lump-sum cash payment to Executive of Three Hundred Thousand Dollars ($300,000.00).  If Executive continues to be employed by the Bank on the first anniversary of the Effective Date (of the Transaction), the Bank shall make or cause to be made an additional lump-sum cash payment to Executive in the amount equal to Three Hundred Thousand Dollars ($300,000.00).  Each lump sum cash payment will be payable as of the Bank’s next regular pay-day following the applicable employment continuation date.  However, as a condition precedent to Executive’s right to receive each retention payment set forth in this subsection 3(l), Executive must sign a release in substantially the form attached hereto as Exhibit A of all claims against the Bank, and its officers, directors, employees and agents, and the Bank’s Affiliates, and their officers, directors, employees and agents, in a form acceptable to the Bank.  Executive must sign and return the release, if at all, so that the release is effective (taking into account any revocation period provided for therein, if any) by no later than the thirtieth (30th) calendar day following the date the applicable retention payment becomes payable.  Where the period available to execute (and to not revoke) the release spans more than one calendar year, the related payment shall not be made until the second calendar year, or later, as required by the applicable terms of this Agreement and Section 409A of the Code.

Section 4.  Termination.

(a)           In General.  This Agreement will terminate on the date of Executive’s death.  The Bank may terminate Executive’s employment during the Employment Period by the delivery of a written notice that Executive’s employment is being terminated as of a specified date, for reasons of Disability (as defined herein), Cause (as defined herein) or “Without Cause” (for any reason other than death, Disability, or Cause).  For purposes of this Agreement, “Cause” will mean, in the Board’s good faith determination, Executive’s: (i) failure (except where due to Executive’s illness or injury) or refusal to perform, or neglect of, his duties hereunder which is not corrected by Executive within thirty (30) days of receipt by Executive of written notice from the Bank of such failure, neglect, or refusal, which notice will specifically set forth the factual basis for and the actions required to correct the same; (ii) commission of any intentional act that has the intended effect of injuring the reputation or business of the Bank or its Affiliates and causes material harm to the Bank or its Affiliates; (iii) use of illegal drugs or habitual abuse of alcohol (including, without limitation, reporting to work under the influence of alcohol); (iv) commission of any act involving moral turpitude; (v) refusal to follow the lawful directions of the Board or Chief Executive Officer of the Company, if such refusal is not corrected by Executive within thirty (30) days of receipt by Executive of written notice from the Bank or Chief Executive Officer of the Company of such refusal; (vi) failure or refusal to cooperate with the Bank, or at the Bank’s request, any governmental or regulatory agency or entity, in providing information with respect to any act or omission by Executive in his capacity as an officer, director, executive, agent or fiduciary of the Bank, or any Affiliate thereof for which Executive has rendered service in such capacity; (vii) violation of Bank policies, or any statute or regulation, in the performance of Executive’s duties that causes material harm to the Bank or its Affiliates; (viii) breach of the duty of loyalty, or commission of any other act or omission involving dishonesty, disloyalty, fraud, gross negligence or willful misconduct with respect to the Bank or any of its Affiliates; (ix) breach of Section 8 or Section 9 of this Agreement;  (x) material breach of any provision of this Agreement (other than Section 8 or Section 9) which is not cured within ten (10) days after written notice thereof to Executive, (xi) conviction of, or a plea of guilty or no contest or similar plea with respect to a felony, or any misdemeanor which involves either fraud, dishonesty or financial impropriety, or which results in the incarceration of Executive; or (xii) commission by Executive of an act of fraud, dishonesty or embezzlement with respect to any Person.  For purposes of this Agreement, “Disability” will mean, in the Board’s good faith determination, a physical or mental impairment that prevents the performance by Executive of his duties hereunder for a continuous period of ninety (90) calendar days, or for more than a total of seventy-five (75) business days, in any twelve (12)-month period, subject to the reasonable accommodation provisions of the Americans with Disabilities Act and other applicable state or local laws.

(b)           Death or Disability.  In the event of Executive’s death or termination by the Bank because of Disability during the Employment Period: (x) Executive will be paid his Salary and any Benefits accrued through the last day of his employment; (y) Executive will receive any Benefits to which he is entitled by reason of death or Disability pursuant to the terms of employee benefit plans in which he is a participant; and (z) Executive’s rights with respect to vested and unvested stock options will be determined as provided in the applicable stock option plan.

(c)           Resignation without Good Reason; Termination for Cause.  If Executive resigns during the Employment Period without Good Reason (as defined in subsection 5(a)), which would be in violation of this Agreement, or is terminated for Cause: (i) Executive will solely be paid his Salary and receive any Benefits accrued through the last day of his employment; (ii) Executive will not be entitled to receive his Salary or any Benefits for periods after the termination of the Employment Period, or any Bonus for the year in which employment terminated; and (iii) Executive’s rights with respect to vested and unvested stock options will be determined as provided in the applicable stock option plan.

(d)           Resignation for Good Reason; Termination Without Cause.  If the Bank or the Company terminates Executive’s employment Without Cause or the Executive resigns for Good Reason during the Employment Period:  (i) Executive will be paid his Salary and any Benefits accrued through the last day of his employment; (ii) so long as Executive continues to comply with Sections 7, 8, and 9 of this Agreement, Executive will be entitled to receive continuing payments of Salary installments, at the Salary rate in effect as of the last day of employment, for a period equal to the lesser of eighteen (18) months or the remaining Employment Period, determined as of the date Executive’s employment is terminated, subject to the requirement set forth below that the Executive execute a release agreement; and (iii) Executive’s rights with respect to vested and unvested stock options will be determined as provided in the applicable stock option plan; provided, however, if the effective date of such termination Without Cause or resignation for Good Reason occurs prior to the first anniversary of the Effective Date (of the Transaction), then Executive shall be entitled to the benefits in Section 5.  As a condition precedent to the Executive’s right to receive the severance payments set forth in clause (ii) of this subsection 4(d), Executive must sign a release of all claims against the Bank, and its officers, directors, employees and agents, and the Bank’s Affiliates, and their officers, directors, employees and agents, in a form acceptable to the Bank; provided, however, such release shall not cover that certain Indemnification Agreement dated February __, 2011, among the Company, Bank, and Executive, or any benefit plan, program, or agreement of the Company or Bank that is applicable to the Executive.  Executive must sign and return the release, if at all, so that the release is effective (taking into account any revocation period provided for therein, if any) by no later than the sixtieth (60th) calendar day following the date the Executive’s employment is terminated.  The first payment will be made on the Bank’s next regular pay-day which is at least five (5) business days following the later of the effective date of the release or the date it is received by the Bank; but that first payment shall include all amounts accrued from the date of termination.  Where the period available to execute (and to not revoke) the release spans more than one calendar year, the payment shall not be made until the second calendar year, or later, as required by the applicable terms of this Agreement and Section 409A of the Code.

(e)           Expiration or Mutual Termination.  If the employment of the Executive is terminated upon the expiration of the Agreement or pursuant to the mutual agreement of the parties: (i) Executive will solely be paid his Salary and any Benefits accrued through the last day of his employment; (ii) Executive will not be entitled to receive his Salary or any Benefits for periods thereafter, or any Bonus for the year in which employment terminated; and (iii) Executive’s rights with respect to vested and unvested stock options will be determined as provided in the Company’s stock option plan.

(f)           Suspensions of Certain Payments.  Upon Executive’s termination of employment hereunder for any reason, the Bank shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under this Agreement and payment set forth in this Section 4 or Section 5, as applicable.  Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Section 409A of the Code, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of termination of employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s termination of employment, the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Bank (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder).  Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period.  Payments (or portions thereof) that would be paid latest in time during the six-month period will be suspended first.  Any purported termination of the Executive’s employment which does not rise to the level of a termination of employment shall not entitle the Executive to any of the payments or benefits described in Section 5.  If the Executive is a member of the Board of Directors of either the Bank or any Affiliate and the Executive’s employment is terminated by the Bank or by the Executive, the Executive shall immediately resign from his position(s) on the board(s) of directors of such entities, effective as of the date his employment is terminated.  Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4, Section 5 or any other provision herein in contravention of  the requirements of Section 2[18(k)] of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1828(k)).  For purposes of this Agreement, the phrases “termination of employment,” “termination,” “terminated,” and similar terminology all refer to a “separation from service” within the meaning of Code Section 409A.

Section 5.  Change in Control.

(a)           Change in Control Benefits.  In lieu of any benefits to which the Executive may be entitled under Section 4, if the Bank terminates Executive’s employment Without Cause or the Executive resigns for Good Reason within twelve (12) months following the Effective Date (of the Transaction) (provided the Transaction constitutes a change in ownership or effective control within the meaning of Section 409A of the Code), the Bank shall make or cause to be made a lump-sum cash payment to the Executive in the amount equal to three times the Executive’s annual compensation, reduced by the amount of any retention payments earned under subsection 3(l) as of the date Executive’s employment is terminated.  For this purpose, annual compensation means (x) the Executive’s Salary in effect as of the effective date of the Transaction plus (y) any annual bonuses awarded for the calendar year ended immediately before the year in which the Transaction occurs, regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus or incentive compensation is subject to elective deferral or vesting.  Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans.  The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value.  In addition, the Bank shall cause the Executive to become fully vested in awards under any stock option, stock incentive, or other non-qualified plans, programs, or arrangements in which the Executive participated if (x) the plan, program, or arrangement does not address the effect of a change in control or termination after a change in control and (y) award vesting occurs automatically with the passage of time or years of service; provided, however, if the Executive is at the time a covered employee within the meaning of Section 162(m) of the Code, accelerated vesting in or entitlement to awards shall not occur under this subsection 5(a) in the case of any award for which vesting or entitlement is based on achievement of performance conditions, whether the conditions have to do with individual performance or corporate performance measures, including but not limited to stock price or financial statement or other financial measures.  Finally, for the duration of the applicable COBRA health continuation coverage period, subject to earlier expiration if the Executive becomes eligible for substantially similar benefits with a successor employer and subject further to applicable law, including the provisions of any insurance policy pursuant to which benefits are provided under any group health plan maintained by the Bank, the Bank shall continue to make coverage available to the Executive and his eligible dependents for whom coverage is in effect as of the effective date of termination on the same terms and conditions as active employees under such group health plan(s); provided, however, that any employer-subsidy of the cost of coverage shall be provided on an after-tax basis.  As a condition precedent to Executive’s right to receive the benefits set forth above, Executive must sign a release of all claims against the Bank, and its officers, directors, employees and agents, and the Bank’s Affiliates, and their officers, directors, employees and agents, in a form acceptable to the Bank; provided, however, such release shall not cover that certain Indemnification Agreement dated February __, 2011, among the Company, Bank, and Executive, or any benefit plan, program, or agreement of the Company or Bank that is applicable to the Executive.  Executive must sign and return the release, if at all, so that the release is effective (taking into account any revocation period provided for therein, if any) by no later than the sixtieth (60th) calendar day following the date the Executive’s employment is terminated.  The lump sum cash payment will be made on the Bank’s next regular pay-day which is at least five (5) business days following the later of the effective date of the release or the date it is received by the Bank.  Where the period available to execute (and to not revoke) the release spans more than one calendar year, any payment contingent on the execution of the release shall not be made until the second calendar year, or later, as required by the applicable terms of this Agreement and Section 409A of the Code.  For purposes of this Section 5, “Good Reason” means (I) a material diminution of the Executive rate of Salary; (II) a change in the Executive’s authority, duties or responsibilities that is not reasonably compatible with the Executive’s training and experience; (III) a material change in the geographic location at which Executive must perform the services to be performed by Executive pursuant to this Agreement, and (IV) any other action or inaction that constitutes a material breach by the Bank or the Company of this Agreement.  The Executive must give notice to the Bank of the existence of one or more of the conditions constituting Good Reason within ninety (90) days after the initial existence of the condition and the Bank shall have thirty (30) days thereafter to remedy the condition.  If the condition is not remedied within said period, the Executive’s resignation for Good Reason must occur within ninety (90) days of the initial existence of the condition for the resignation to be treated as a resignation for Good Reason.

(b)           Gross-Up for Taxes.  If the Executive’s benefits under this Agreement and under any other benefit, compensation, or incentive plan or arrangement with the Bank and its Affiliates (collectively, the “Total Benefits”) are subject to the excise tax under Sections 280G and 4999 of the Code (the “Excise Tax”), the Bank shall pay to the Executive the following additional amounts, consisting of (x) a payment equal to the Excise Tax payable by the Executive under Section 4999 on the Total Benefits (the “Excise Tax Payment”) and (y) a payment equal to the amount necessary to provide the Excise Tax Payment net of all income, payroll, and excise taxes. Together, the additional amounts described in clauses (x) and (y) are referred to in this Agreement as the “Gross-Up Payment Amount.”

(i)           Calculating the Excise Tax.  For purposes of determining whether any of the Total Benefits will be subject to the Excise Tax and for purposes of determining the amount of the Excise Tax:

A)
Determination of “parachute payments” subject to the Excise Tax:  Any other payments or benefits received or to be received by the Executive in connection with the Transaction or the Executive’s termination of employment (whether under the terms of this Agreement or any other agreement or any other benefit plan or arrangement with the Bank or its Affiliates) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a certified public accounting firm that is retained by the Bank (the “Accounting Firm”) such other payments or benefits do not constitute (in whole or in part) parachute payments, or such excess parachute payments represent (in whole or in part) reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount (as defined in Section 280G(b)(3) of the Code), or are otherwise not subject to the Excise Tax.

B)
Calculation of benefits subject to the Excise Tax:  The amount of the Total Benefits that shall be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of the Accounting Firm are not parachute payments, or (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (A) above), and

C)
Value of noncash benefits and deferred payments:  The value of any noncash benefits or any deferred payment or benefit shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(ii)           Marginal Income Tax Rate.  For purposes of determining the Gross-Up Payment Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payment Amount is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of employment, net of the reduction in federal income taxes that can be obtained from deduction of state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Executive applies first to reduce the amount of state and local income taxes that would otherwise be deductible by the Executive, and applicable federal FICA and Medicare withholding taxes).

(iii)           Adjustments.  If the Excise Tax is later determined to be less than the amount initially determined under this Agreement, the Executive shall repay to the Bank – when the amount of the reduction in Excise Tax is finally determined – the portion of the Gross-Up Payment Amount attributable to the reduction (plus that portion of the Gross-Up Payment Amount attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payment Amount being repaid by the Executive to the extent that the repayment results in a reduction in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction).  If the Excise Tax is later determined to be more than the amount initially determined under this Agreement (due, for example, to a payment whose existence or amount cannot be determined at the time of the Gross-Up Payment Amount), the Bank shall make an additional payment to the Executive for that excess (plus any interest, penalties or additions payable by the Executive for the excess) when the amount of the excess is finally determined.

(c)           Responsibilities of the Accounting Firm and the Bank.  Subject to the provisions of subsection 5(b), all determinations required to be made under this subsection 5(c), including whether and when a Gross-Up Payment Amount is required, the amount of the Gross-Up Payment Amount and the assumptions to be used to arrive at the determination (collectively, the “Determination”), shall be made by the Accounting Firm which shall provide detailed supporting calculations both to the Bank and the Executive within fifteen (15) business days after receipt of notice from the Bank or the Executive that there has been a Gross-Up Payment Amount, or such earlier time as is requested by the Bank.

(i)           Fees and Expenses of the Accounting Firm and Agreement with the Accounting Firm.  All fees and expenses of the Accounting Firm shall be borne solely by the Bank. The Bank shall enter into any engagement agreement requested by the Accounting Firm in connection with the performance of its services hereunder.

(ii)           Accounting Firm’s Opinion.  If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Accounting Firm shall furnish the Executive with a written opinion to that effect and to the effect that failure to report Excise Tax, if any, on the Executive’s applicable federal income tax return is not likely to result in the imposition of a negligence or similar penalty.

(iii)           Accounting Firm’s Determination Is Binding Underpayment and Overpayment.  The Determination by the Accounting Firm shall be binding on the Bank and the Executive. Because of the uncertainty when the Determination is made whether any of the Total Benefits will be subject to the Excise Tax, it is possible that a Gross-Up Payment Amount that should have been made will not have been made by the Bank (“Underpayment”) or that a Gross-Up Payment Amount will be made that should not have been made by the Bank (“Overpayment”) If after a Determination by the Accounting Firm the Executive is required to make a payment of additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment. The Underpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be paid promptly by the Bank to or for the benefit of the Executive.  If the Gross-Up Payment Amount exceeds the amount necessary to reimburse the Executive for the Excise Tax according to subsection 5(b), the Accounting Firm shall determine the amount of the Overpayment. The Overpayment (together with interest at the rate provided in Section 1274(d)(2)(B) of the Code) shall be paid promptly by the Executive to or for the benefit of the Bank. Provided that the Executive’s expenses are reimbursed by the Bank, the Executive shall cooperate with any reasonable requests by the Bank in any contests or disputes with the Internal Revenue Service relating to the Excise Tax.

(iv)           Accounting Firm Conflict of Interest. If the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Transaction, the Executive and the Bank may agree upon the appointment of another nationally recognized public accounting firm to make the Determinations required hereunder (in which case the term “Accounting Firm” as used in this Agreement shall be deemed to refer to the accounting firm appointed by the Executive).

(d)           Payment of Gross-Up Payment.  All payments to be made under this Section 5 (other than the Underpayment described in subsection 5(c)) must be made (i) where the Bank is required to withhold the related excise or other applicable taxes, when the Bank is required to withhold such taxes, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Bank is required to remit the applicable taxes or (ii) where such taxes are not required to be remitted by the Bank, as soon as practicable after the determination of the amount due, but in no event later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authorities by the Executive.  In the event any Underpayment described in subsection 5(c) or other reimbursement is payable under this Section 5 as a result of a tax audit or litigation addressing the existence or amount of a tax liability, such amount must be paid by the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Executive’s taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or the resolution of the litigation.  If any Underpayment becomes payable to the Executive other than as a result of a tax audit or litigation, such amount shall be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the applicable taxes.

Section 6.  Regulatory Action.

(a)           If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate, as of the effective date of such order, except for the payment of Salary due and owing under subsection 3(a) on the effective date of said order, and reimbursement under subsection 3(f) of expenses incurred as of the effective date of termination.  Additionally, as of the effective date of such order, the non-competition provisions contained in subsections 9(a), (b), and (c) of this Agreement shall cease to apply to the Executive.

(b)           If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.  During the period under which the Bank’s obligations under this Agreement are suspended, the non-competition provisions contained in subsections 9(a), (b), and (c) shall cease to apply to the Executive; provided, however, that in the event the charges in the notice are dismissed and Executive remains employed by the Bank, such non-competition provisions in subsections 9(a), (b), and (c) shall be reinstated.

(c)           If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)           If the Federal Deposit Insurance Corporation (“FDIC”) is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Bank or any depository institution controlled by the Bank, the Bank shall have the right to terminate all obligations of the Bank under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment.  To the extent the Bank is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)           If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Bank or any Affiliate, but excluding any such assistance provided to the industry generally, the Bank shall have the right to terminate all obligations of the Bank under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action.  To the extent the Bank is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)           If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Bank or any Affiliate, the Bank shall have the right to terminate all obligations of the Bank under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction.  To the extent the Bank is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)           All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws.

Section 7.  Intellectual Property Rights.

(a)           For purposes of this Agreement, “Works” shall mean intellectual property and proprietary rights, including without limitation, ideas, designs, concepts, techniques, inventions, discoveries and works of authorship, whether or not patentable or protectible by copyright or as a mask work, and whether or not reduced to practice, including, without limitation, devices, processes, trade secrets, formulas, techniques, compositions of matter, computer software programs, mask works and methods, together with any improvements thereon or thereto, derivative works made therefrom and know how related thereto.

(b)           Executive hereby agrees that all Works made, conceived, developed or reduced to practice, in whole or in part, solely by Executive or jointly with others, either during or after his term of employment with the Bank, if such Works are (i) made through the use of any of the Confidential Information or any of Bank’s equipment, facilities, supplies or time, or (ii) result from any work performed by Executive for the Bank or its Affiliates, shall belong exclusively to the Bank and shall be deemed part of the Confidential Information for purposes of this Agreement whether or not fixed in a tangible medium of expression.  Without limiting the foregoing, Executive agrees that all such Works shall be deemed to be “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Bank shall be deemed the author and owner thereof, provided that in the event and to the extent such Works are determined not to constitute “works made for hire” as a matter of law, Executive hereby irrevocably assigns and transfers to the Bank the entire right, title and interest, domestic and foreign, of Executive in and to such Works.  The Bank shall have the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof.  Executive agrees to give the Bank, and any person designated by the Bank, any assistance the Bank deems necessary or appropriate to perfect the rights defined in this Section 7.

(c)           Executive will promptly disclose in writing (which may be by e-mail) to the Board, or its designee, every Work made, conceived, developed or reduced to practice, in whole or in part, solely by Executive or jointly with others, in connection with the business of the Bank either (i) during the Employment Period, whether or not Executive believes the Work to have been made, conceived, developed or reduced to practice within the course and scope of his employment, or (ii) after the termination of employment, if such Work is made through the use of Confidential Information or any of the Bank’s equipment, facilities, supplies or time, or results from any work performed by Executive for the Bank or its Affiliates.

(d)           Executive agrees to (i) keep and maintain adequate and current records (in the form of notes, drawings, software, object code, source code, manuals, plans, research, specifications, designs, documentation, data, processes, procedures, discoveries, models or in other appropriate forms) of all Works, which records shall be available at all times to the Bank and shall remain the sole property of the Bank; and (ii) assist the Bank, both during and subsequent to his employment with the Bank, in obtaining and enforcing for the Bank’s own benefit patents, copyrights, mask work rights, trade secret rights and other legal protections in any and all countries for any and all Works made by Executive (in whole or in part), the rights to which belong to or have been assigned to the Bank pursuant to this Agreement.  Upon request, Executive will execute all applications, assignments, instruments and papers and perform all acts that the Bank or its counsel may deem necessary or desirable to obtain or enforce any and all such patents, copyrights, mask work rights, trade secret rights and other legal protections in such Works and otherwise to protect the interests of the Bank therein.  The Bank agrees to bear all expenses which it causes to be incurred by Executive in assigning, obtaining, maintaining and enforcing said patents, copyrights, trade secret rights, mask work rights and other legal protections in accordance with this Agreement.

(e)           Executive understands that utilization of the Works is in the sole discretion of the Bank, and that the Bank is not obligated to develop, market or otherwise use any device or product.

Section 8.  Confidential Information.

(a)           Executive shall not at any time disclose or use for the benefit of others any information relative to the activities of the Bank which is of a secret or confidential nature, including without limitation financial information, contracts, contract proposals and negotiations, business plans, administration procedures and dealings with any customer or other business relationship of the Bank.  Specifically, Executive acknowledges that his duties and responsibilities will put Executive in a position of acquiring and creating Confidential Information (as that term is defined below), including without limitation Works as defined in Section 7 of this Agreement, concerning the Bank, the disclosure of which to competitors of the Bank or others could cause the Bank to suffer substantial and irreparable damage.  Executive acknowledges, therefore, that it is in the Bank’s legitimate business interest to restrict Executive’s disclosure or use of such Confidential Information (and other Bank Property) for any purpose other than the services provided by Executive to the Bank and to limit the possibility of any potential appropriation of such Confidential Information (and other Bank Property) by Executive for his own benefit or the benefit of the Bank’s competitors and to the detriment of the Bank.

(b)           Executive hereby agrees and acknowledges that “Confidential Information” shall mean all non-public information, whether or not created or maintained in written or electronic form, which constitutes, relates or refers to any and all of the following: financial data; strategic business plans; acquisition plans; product development information (or other proprietary product data); marketing plans; processes; inventions; devices; Works; and all other non-public, proprietary or confidential information of, concerning or provided by or on behalf of the Bank and its Affiliates, or the Bank’s and its Affiliates’ clients, including without limitation, the terms and existence of this Agreement (provided, however, that Executive may disclose the terms and existence of this Agreement to his personal attorneys, immediate family, and/or accountants or in response to an inquiry of a governmental agency, court order or subpoena, or in order to enforce this Agreement). In addition, Executive may disclose his W-2 earnings, his job title, and the provisions of Section 9 to potential or future employers.  All of the foregoing is merely illustrative and Confidential Information is not limited to those illustrations.  Confidential Information shall not include information that is or becomes known or available to the public through no act or negligent omission by Executive.

(c)           Executive agrees and acknowledges that “Bank Property” shall mean all property and resources of the Bank, including without limitation, all Confidential Information, the Bank’s computer system and all software, e-mail and databases, telephone and facsimile services and all other administrative or support services provided by the Bank.  All Bank Property and Confidential Information is owned and/or held by and for the Bank exclusively, is intended for authorized, job-related purposes on behalf of the Bank only and shall not be used for any non-job-related purposes, nor for any amount of personal use that is not de minimus.  Further, without limitation, Executive shall not, directly or indirectly, except in the course of his duties hereunder (i) remove from the Bank’s premises, or divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information or non-public Bank Property, except as may be required by law, court order or subpoena and only after reasonable prior notice to the Bank where possible; or (ii) make use of any Confidential Information or Bank Property for any purpose outside the course of performing the authorized duties of his employment, including to benefit himself or any other person or entity.

(d)           Executive understands that the Bank, from time to time, may enter into agreements with other parties which impose obligations or restrictions on the Bank regarding inventions or Works (as defined in subsection 7(a)) made during the course of the performance of such agreements or regarding the confidential nature of such performance, or otherwise receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Bank’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, Executive agrees to be bound by all such obligations and restrictions of which Executive has notice, will hold Third Party Information in the strictest confidence, will not disclose (to anyone other than the Bank personnel who need to know such information in connection with their work for the Bank) or use, except in connection with his work for the Bank, Third Party Information unless expressly authorized by the Bank in writing, and will otherwise take all action necessary to discharge the obligations to the Bank arising in connection with such Third Party Information.  Nothing in this Agreement prevents Executive from responding to a governmental inquiry, court order or subpoena, provided Executive gives the Bank reasonable advance notice, when possible.

Section 9.  Non-Compete, Non-Solicitation.  Executive acknowledges and agrees that the Bank and its Affiliates have provided and will continue to provide Executive with Confidential Information (as defined in Section 8 of this Agreement), that the Bank’s business and profitability, and that of its Affiliates, depend to a significant degree on such Confidential Information remaining confidential, and that the covenants in Sections 8 and 9 of this Agreement are reasonable and necessary to protect the Confidential Information and trade secrets of the Bank.  Accordingly, Executive agrees that Executive shall not (except with the Bank’s prior written consent), directly or indirectly, as an owner, member, shareholder, employee, independent contractor, partner, consultant, joint venturer, investor, lender or otherwise, and whether acting alone or together with others:

(a)           during the Employment Period and the Restricted Period (as defined below), engage in Chatham, Johnston, Lee, Moore, New Hanover and Wake Counties, North Carolina (the “Territory”) in any activities which are competitive with any business conducted by the Bank or its Affiliates, except that nothing herein contained shall bar Executive from ownership of less than one percent (1%) of the number of outstanding shares of any securities listed for trading on any national exchange or automated quotation system of a competitive business;

(b)           during the Employment Period and the Restricted Period, call upon, solicit, induce or encourage any customer with whom the Bank or any of its Affiliates transacted business in the one year period before Executive’s employment terminated to: (i) reduce or terminate its business relationship with the Bank or any such Affiliate; or (ii) to enter into or become the subject of any direct or indirect contractual or business arrangement with another bank that has offices or conducts substantial business in the Territory; and

(c)           during the Employment Period and the Restricted Period, recruit, employ, hire or retain or attempt to recruit, employ, hire or retain, directly or by assisting others, any other employees of the Bank or its Affiliates, or contact or communicate with any other employees of the Bank or its Affiliates for the purpose of inducing, encouraging or assisting such other employees to terminate their employment with the Bank or its Affiliates.  For purposes of this subsection 9(c), “other employees” shall refer to employees who are still actively employed by the Bank or its Affiliates at the time of the attempted contacting, communicating, recruiting, employing, hiring or retaining.

For purposes of this Section 9, the term “Restricted Period” means a period of twelve (12) months immediately following the Employment Period, unless the Executive is entitled to less than twelve (12) months of severance under this Agreement (including if the Executive is not entitled to any severance under this Agreement), in which event the term “Restricted Period” means a period of six (6) months or, if greater, the period during which the Executive is receiving severance under this Agreement.

Section 10.  Enforcement.  The Bank and Executive agree that if, at the time of enforcement of Section 7, 8 or 9, a court of competent jurisdiction holds that any restriction stated in any such Section is unreasonable under circumstances then existing, then the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.  Because Executive’s services are unique and because Executive has access to information of the type described in Sections 7, 8 and 9, the Executive agrees that, in addition to any other remedies, any breach of Section 7, 8, or 9 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4(d)(ii), if applicable.  Furthermore, the Bank and Executive agree that money damages would be an inadequate remedy for any breach of Section 7, 8 or 9.  Therefore, in the event of a breach of Section 7, 8 or 9, the Bank may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 7, 8 or 9. The provisions of Sections 7, 8, 9 and 10 are intended to be for the benefit of the Bank and its Affiliates and their respective successors and assigns, each of which may enforce such provisions and each of which (other than the Bank) is an express third-party beneficiary of such provisions and this Agreement generally.  The existence of any claim or cause of action which Executive may have against the Bank shall not constitute a defense or bar to the enforcement of Section 7, 8 or 9, but may, at his option, be asserted as a counterclaim.  The provisions of this Section 10 shall not be construed as a waiver by the Bank of any rights which the Bank may have to damages or any other remedy against Executive for violation of Section 7, 8 or 9. Executive acknowledges that he has read carefully and had the opportunity to consult with legal counsel regarding the provisions of Sections 7, 8, 9 and 10.

Section 11.  Representations and Warranties of Executive.  Executive represents and warrants to the Bank and its Affiliates as follows:

(a)      Other Agreements.  Executive represents and warrants that he is not in breach of any agreement or other obligation requiring Executive to preserve the confidentiality of any information, client lists, trade secrets or other confidential information or any agreement not to compete or interfere with any prior employer, that he has provided copies of all such agreements to the Bank before signing this Agreement, and that neither the execution of this Agreement nor the performance by Executive of his obligations hereunder will conflict with, result in a breach of, or constitute a default under, any agreement or obligation to which Executive is a party or to which Executive may be subject.  Executive acknowledges and warrants that he will not bring to the Bank or use in the performance of his duties under this Agreement any documents or materials of any kind of a former employer or other Person that he is not legally authorized or permitted to use.

(b)           Prior Conduct.  Executive further represents and warrants that Executive: (i) is not currently under investigation or been served with a subpoena by any government agency or self-regulatory organization, except as disclosed to the Bank in writing on or before the date on which the Investment Agreement is signed; (ii) has not engaged in any violation of any statute, regulation or rule governing banks or bank holding companies; and (iii) has not been convicted of or pled no lo contendere to any crime, or have been determined by any government agency or self-regulatory organization to have violated any statute, regulation or rule governing banks or bank holding companies.

(c)           Authorization.  This Agreement when executed and delivered will constitute a valid and legally binding obligation of Executive, enforceable against Executive in accordance with its terms.

Section 12.  Survival of Representations, Warranties and Covenants.  All representations and warranties contained herein will survive the execution and delivery of this Agreement.  The provisions of Sections 4, 5, 7, 8, 9, 10 and 13 shall survive the expiration of this Agreement, and the termination of Executive’s employment and/or the Employment Period for any reason.

Section 13.  Miscellaneous.

(a)           Notices.  All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) on the date of personal delivery to the recipient, if to Executive, or to the Chairman of the Board, if to the Bank, or (ii) on the date of transmission when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), if sent at or before 5 p.m. on such date, or on the business day following the date of transmission if sent after 5 p.m., or (iii) on the business day following the date of deposit when properly deposited for next day delivery by a nationally recognized commercial overnight delivery service, prepaid; or (iv) on the date received by a recipient when properly deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested.  Such notices, demands and other communications will be sent to each party at the address indicated for such party below:

Notices to Executive, to:

Michael G. Carlton
206 Chalon Drive
Cary, North Carolina 27511

Notices to the Company or the Bank, to:

Crescent Financial Corporation
c/o Piedmont Community Bank Holdings, Inc.
4350 Lassiter at North Hills Avenue
Suite 330
Raleigh, North Carolina  27609
Attention: Adam Abram, Chairman of the Board

with a copy (which will not constitute notice to the Bank), to:

Kenneth Henderson, Esq.
Jay P. Warren, Esq.
Bryan Cave LLP
1290 Avenue of the Americas
33rd Floor
New York, New York  10104

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

(b)           Consent to Amendments.  No modification, amendment or waiver of any provision of this Agreement will be effective against any party hereto unless such modification, amendment or waiver is approved in a writing executed by such party.  No course of dealing between the Bank and Executive or any delay in exercising any rights hereunder will operate as a waiver by any of the parties hereto of any rights hereunder.

(c)           Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.  Notwithstanding the foregoing, this Agreement may not be assigned by Executive and any such assignment shall be null and void.  This Agreement may be assigned by the Bank to any of its Affiliates, or to any successor, or to any purchaser of substantially all of the Bank’s assets.

(d)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e)           Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(f)           Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

(g)           Governing Law.  Issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of North Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.  In furtherance of the foregoing, the law of the State of North Carolina will control the interpretation and construction of this Agreement, even though under North Carolina’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

(h)           Waiver of Jury Trial.  Each party to this Agreement hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the employment relationship between Executive and the Bank or the termination of that relationship for any reason.  Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action will be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(i)           Submission to Jurisdiction.  ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT OR THE EMPLOYMENT RELATIONSHIP BETWEEN THE PARTIES WILL BE BROUGHT IN THE COURTS OF THE STATE OF NORTH CAROLINA OR THE UNITED STATES DISTRICT COURT WHICH HAVE JURISDICTION OVER THE COUNTY IN WHICH BANK HEADQUARTERS ARE LOCATED AT THE TIME ANY SUCH PROCEEDINGS ARE COMMENCED AND WHICH HAVE JURISDICTION OVER AN ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE EMPLOYMENT RELATIONSHIP BETWEEN EXECUTIVE AND THE BANK.  EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(j)           Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The use of the word “including” in this Agreement will be by way of example rather than by limitation.  This Agreement shall be interpreted and administered with the intent that it comply with all applicable requirements of Section 409A of the Code.

(k)           Entire Agreement.  Except as otherwise expressly set forth in this Agreement, this Agreement embodies the complete agreement and understanding among the parties to this Agreement with respect to the subject matter of this Agreement, and supersedes and preempts any prior understandings, agreements, or representations by or among the parties or their predecessors, written or oral, which may have related to the subject matter of this Agreement in any way, including, but not limited to, the Existing Employment Agreement.  Notwithstanding the foregoing, in the event the Transaction is not consummated on or before the first anniversary of the signing of the Investment Agreement, this Agreement shall become null and void and shall have no force or effect whatsoever.  Unless and until this Agreement becomes effective, the Existing Employment Agreement shall remain in effect in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the dates written below.

CRESCENT FINANCIAL CORPORATION

By:	/s/ Bruce W. Elder
Name: Bruce W. Elder
Title: Vice President

Dated:	02/23/2011

CRESCENT STATE BANK

By:	/s/ Bruce W. Elder
Name: Bruce W. Elder
Title: Senior Vice President

Dated:	02/23/2011

EXECUTIVE;

/s/ Michael G. Carlton
MICHAEL G. CARLTON

Dated:	February 23, 2011

EXHIBIT A

Form of
RETENTION PAYMENT RELEASE AGREEMENT

This Retention Payment Release Agreement (this “Agreement”) is made this ___ day of _____, 201_, by and among Crescent Financial Corporation (the “Company”), a North Carolina corporation, Crescent State Bank (the “Bank”), a North Carolina-chartered bank (collectively, the Company and the Bank are the “Employer”) and ______________ (the “Executive”).

Introduction

Executive and the Employer entered into that certain employment agreement dated __________________, 2011, (the “Employment Agreement”).  Section 3(l) of the Employment Agreement provides the Executive with certain retention payments, subject to the condition that the Executive execute a release of claims against the Bank, the Bank’s affiliates, and the directors, employees, and agents of the Bank and its affiliates.

NOW, THEREFORE, the parties agree as follows:

1.
Effective Date.  Executive has been offered twenty-one (21) days from receipt of this Agreement within which to consider this Agreement. The effective date of this Agreement shall be the date eight (8) days after the date on which Executive signs this Agreement (the “Effective Date”). For a period of seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired. Executive must communicate the desire to revoke this Agreement in writing.  Executive understands that Executive may sign the Agreement at any time before the expiration of the twenty-one (21) day review period.  Executive’s signing of the Agreement triggers the commencement of the seven (7) day revocation period.

2.
Retention Payment; Consideration.  In exchange for Executive’s execution of this Agreement and in full and complete settlement of any claims as specifically provided in this Agreement, the Employer will pay the Executive the [first / second] retention payment payable pursuant to Section 3(l) of the Employment Agreement as of ______________, 201_ (the “Retention Payment”).

3.	Release.

a.
As a material inducement to the Employer to enter into this Agreement, Executive hereby irrevocably releases each entity constituting the Employer and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, agents and affiliates of each entity constituting the Employer (and directors, officers, employees, representatives, attorneys and agents of such affiliates) of each entity constituting the Employer and all persons acting by, through, under, or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts, and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) the Family and Medical Leave Act; (10) the Occupational Safety and Health Act; (11) the Ledbetter Fair Pay Act; (12) negligence; (13) negligent hiring and/or negligent retention; (14) intentional or negligent infliction of emotional distress or outrage; (15) defamation; (16) interference with contract and/or employment; (17) wrongful discharge; (18) invasion of privacy; or (19) violation of any other legal or contractual duty arising under the laws of the State of North Carolina or the laws of the United States, in each case, which Executive now has, or claims to have, or which Executive at any time heretofore had, or claimed to have, or which Executive at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees occurring up to and including the date of execution of this Agreement.

b.
The release in this Agreement shall not apply to any rights or benefits (such as base salary or reimbursement of expenses eligible for reimbursement) that the Executive is entitled to pursuant to the Employment Agreement, that certain Indemnification Agreement dated February __, 2011, between the Employer and Executive, any other written agreement between the Employer and the Executive, or any compensation or benefit plan, program, or agreement of the Employer that is applicable to the Executive.

c.	By entering into this Agreement, Executive does not waive any rights or claims that may arise after the date this Agreement is executed.

4.
Non-Admission.  This Agreement shall in no way be construed as an admission by the Employer that it has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Employer.  The Employer specifically disclaims any liability to or wrongful acts against Executive or any other person on the part of itself, its employees or its agents.

Exhibit A - Page 2 of 4

5.
Lawsuits and Proceedings.  Executive represents and warrants that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against Employer with any administrative, state, federal, or governmental entity or agency or with any court.  Executive agrees never to file or pursue a lawsuit or to participate as a class member in any lawsuit, based on any claim released by this Agreement.  Executive understands that Executive may file a charge or participate in an investigation or proceeding conducted by an agency of the United States Government or of any state.  Executive further agrees that Executive will not seek personal recovery as a result of any charge or litigation based on claims released herein and hereby waives any right to personal recovery for claims filed on Executive’s behalf.

6.	Executive Acknowledgments.

a.
Executive acknowledges and understands that the restrictive covenants and nondisclosure provisions of the Employment Agreement, and all provisions related thereto, remain in full force and effect in accordance with the terms of the Employment Agreement.

b.	Executive acknowledges, understands, and agrees that Employer has made no representation as to the nature or extent of tax treatment of the Retention Payment.

7.
Agreement Binding; Governing Law; Severability.  The Employer and Executive agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of North Carolina.  The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

8.
Entire Agreement.  This Agreement sets forth the entire agreement between the Employer and Executive and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Employer and Executive pertaining to the subject matter of this Agreement.

9.	Executive’s Attorneys Fees. Executive is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this Agreement on behalf of Executive.

This Agreement includes a release of all known and unknown claims through the date of this Agreement, except as otherwise provided herein.  Executive should carefully consider all of its provisions before signing it. Executive’s signature below indicates Executive’s understanding and agreement with all of the terms in this Agreement.

Exhibit A - Page 3 of 4

IN WITNESS WHEREOF, Executive and the Employer have executed this Agreement effective as of the Effective Date.

EXECUTIVE:

Date Signed

THE EMPLOYER:

CRESCENT FINANCIAL CORPORATION

By:

Print Name:

Title:

CRESCENT STATE BANK

By:

Print Name:

Title:

Exhibit A - Page 4 of 4